                                                                    EXHIBIT 99.2


                                     AMENDMENT TO
                               STOCK PURCHASE AGREEMENT


     AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") dated as of December 31, 1998, by and between NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation ("Seller"), and NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation ("Buyer").

     WHEREAS, Seller and Buyer are parties to that certain Stock Purchase Agreement, dated as of February 26, 1997, as previously amended (as so amended, the "Stock Purchase Agreement"), pursuant to which on September 11, 1997 Buyer purchased from Seller all of the issued and outstanding shares of the Common Stock, par value $1.00 per share (the "Shares"), of Norland Corporation; and

     WHEREAS, the Seller and the Buyer have agreed to make certain amendments to the Stock Purchase Agreement, to the extent set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

     1.   DEFINITIONS.    All capitalized terms used herein and not otherwise
defined shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

     2.   PURCHASE PRICE.

          (a) The aggregate Purchase Price for the Shares paid by Buyer to Seller was $17,500,000, consisting of (i) $1,250,000 in cash, and (ii) the $16,250,000 Purchase Note. Buyer and Seller hereby agree that the aggregate Purchase Price for the Shares is reduced by $8,800,000 to $8,700,000 consisting of (i) the $1,250,000 in cash paid by Buyer to Seller at the Closing, (ii) 7,000,000 shares of the Common Stock of Buyer issued by converting $1,890,000 principal amount of the Purchase Note pursuant to Section 1.02(b) of the Stock Purchase Agreement, and (iii) the balance by an amended Purchase Note in the principal amount of $5,560,000.

          (b) The form of the amended Purchase Note (the "Amended Note") is attached to this Amendment as Exhibit A. Simultaneously with the execution and delivery of this Amendment, (i) $1,890,000 in principal amount of the Purchase
Note is being converted into 7,000,000 shares of Buyer's Common Stock, (ii) Buyer is executing and delivering the Amended Note to Seller, and (iii) the balance of the original Purchase Note is being cancelled. The Amended Note shall bear interest from the date hereof at the rate of 61/2 per annum. The accrued and unpaid interest on the original Purchase Note as of the date hereof in the aggregate amount of $575,000 (the "Accrued Interest") shall be paid by Buyer to Seller as follows:

               (A)  $287,500 shall be payable on January 4, 1999; and

               (B) the remaining Accrued Interest of $287,500 shall be payable in equal monthly installments of $23,958.33 commencing on January 31, 1999 and on the last day of each succeeding month to and including December 31, 1999.

If the Buyer shall fail to pay any installment of Accrued Interest within five business days of its due date, Seller may, by written notice to Buyer, declare any portion of the Amended Note held by Seller to be due and payable.

     (c) The aggregate of 7,000,000 shares of the Common Stock of Buyer issued as provided in Section 2(a) of this Amendment constitute Payment Shares and Registration Stock for purposes of the Stock Purchase Agreement.

     3.   PLEDGE AGREEMENT.   The Pledge Agreement is being amended by that
certain Amendment to Pledge Agreement dated as of the date hereof in the form of Exhibit B attached hereto.

     4.     COUNTERPARTS.   This Amendment may be executed in two or more
counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     5.     RATIFICATION.   Except as specifically amended herein, the terms and
provisions of the Stock Purchase Agreement are in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.


                              NORLAND MEDICAL SYSTEMS B.V.



                              By: /s/ Reynald G. Bonmati
                                 -----------------------------------
                                 Reynald G. Bonmati
                                 Title:   Managing Director


                              NORLAND MEDICAL SYSTEMS, INC.



                              By: /s/ Kurt W. Streams
                                 -----------------------------------
                                 Name:  Kurt W. Streams
                                 Title:  Vice President, Finance

 EXHIBIT A

                     THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT
                       AND HAS NOT BEEN REGISTERED UNDER THE
                     SECURITIES ACT OF 1933 OR THE SECURITIES
                      LAWS OF ANY STATE.  THIS NOTE MAY NOT BE
                     SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
                       REGISTRATION OR AN OPINION OF COUNSEL
                        SATISFACTORY TO THE ISSUER THAT SUCH
                     REGISTRATION IS NOT REQUIRED BY SAID ACT
                                   OR STATE LAWS.


                            NORLAND MEDICAL SYSTEMS, INC.


$5,560,000                                                White Plains, New York
                                                          December 31, 1998


          NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company"), for value received, promises to pay to NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation (the "Payee"), the principal sum of Five Million Five Hundred Sixty Thousand Dollars ($5,560,000) on September 11, 2002 (the "Maturity Date"), except as otherwise provided herein, together with interest on the outstanding principal amount of this Note at the rate of six and one-half percent (6-1/2%) per annum, except as otherwise provided herein. Interest shall be payable quarterly on the last business day of each March, June, September and December, commencing March 31, 1999. If the entire principal amount of this
Note is not paid in full on or before the Maturity Date, the Company may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If the Company so elects to extend the Maturity Date, then effective on September 11, 2002 and on each succeeding September 11 during the Extension Period, the interest rate on this Note shall be increased by one percentage point.

          This Note is the Purchase Note issued by the Company pursuant to a Stock Purchase Agreement dated as of February 26, 1997 between the Company and the Payee, as amended (as so amended, the "Purchase Agreement"). This Note is secured by a Pledge Agreement dated as of September 11, 1997 between the Company and the Payee, as amended (as so amended, the "Pledge Agreement").

          1.   PAYMENTS AND PREPAYMENTS.

          1.1 Payments and prepayments of principal and interest on this Note shall be made to Payee at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, or such other place or places within the United States as may be specified by the holder of this Note in a written notice to the Company at least 10 business days before a given payment date.

          1.2 Payments and prepayments of principal and interest on this Note shall be made in lawful money of the United States of America; PROVIDED, HOWEVER, that except for the mandatory prepayment referred to in the first sentence of Section 1.4 below, the Company shall have the right to make any payment or prepayment of principal on this Note by delivering to the holder of this Note shares of the Common Stock, par value $.0005 per share, of the Company ("Common Stock") registered in such holder's name (the "Payment Shares"). A Payment Share shall, for such purpose, be valued at the average of the closing prices for a share of the Common Stock on each of the five trading days preceding such payment or prepayment.

          1.3 If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the then applicable rate.

          1.4 The Company shall be obligated to make a principal payment of $1,250,000 within ten (10) days after such time as the Company receives net proceeds of at least $2,000,000 from a debt or equity financing. The Company shall have the right at any time and from time to time to prepay this Note in whole or in part, together with interest on the amount prepaid to the date of prepayment, without penalty or premium. Upon payment of part of the principal amount of this Note, the Company may require the holder to present this Note for notation of such payment and, if this Note is paid in full, require the holder to surrender this Note.

          1.5 Upon payment in full of all outstanding principal and interest due under this Note, the Company's obligations in respect of payment of this Note shall terminate and the holder shall return it to the Company.

          2. SETOFF RIGHTS. Payee, for itself, its successors and assigns, covenants and agrees, and each holder of this Note by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this
Note is expressly subject to the setoff rights of the Company to the extent and in the manner provided in the Purchase Agreement.

          3.   EVENTS OF DEFAULT.  In the event that:

               (a) the Company defaults for more than five business days in making any payment required to be made on this Note;

               (b) a Default shall have occurred and be continuing under the Pledge Agreement; or

               (c) the Company hereafter makes an assignment for the benefit of creditors, or files a petition in bankruptcy as to itself, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver of or any trustee for the Company or any substantial part of its property under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is hereafter commenced against the Company any such proceeding and an order approving the petition is entered or such proceeding remains undismissed for a period of 60 day, or the Company or its general partner by any act or omission to act indicates its consent to or approval of or acquiescence in any such proceeding or the appointment of any receiver of, or trustee for, the Company or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days;

then, and in any such event, and at any time thereafter, if such event shall then be continuing, the holder of this Note may, by written notice to the Company, declare the Note due and payable, whereupon the same shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

          4.   INVESTMENT REPRESENTATION.

          4.1 The Payee hereby acknowledges that the Note is not being registered (i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of the Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law because the issuance of the Note does not involve any public offering; and that the Company's reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Payee that it is acquiring the Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

          4.2 The Payee hereby agrees that it will not sell or transfer all or any part of this Note unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company an opinion, reasonably satisfactory to counsel for the Company, of counsel skilled in securities matters (selected by the holder and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Act and without registration or qualification under any state.

          4.3 The Company may refuse to recognize a transfer of this Note on its books should a holder attempt to transfer this Note otherwise than in compliance with this Section 4.

          5.   MISCELLANEOUS.

          5.1 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

          5.2 This Note and the rights and obligations of the Company and each holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

                                   NORLAND MEDICAL SYSTEMS, INC.



                                   By:
                                      -----------------------------------
                                      Name:  Kurt W. Streams
                                      Title: Vice President, Finance

 EXHIBIT B

                            AMENDMENT  TO PLEDGE AGREEMENT


          AMENDMENT TO PLEDGE AGREEMENT (the "Amendment") dated as of December 31, 1998, by and between NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation ("Pledgor"), and NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation ("Pledgee").

          WHEREAS, the Pledgor and the Pledgee are parties to that certain Pledge Agreement, dated as of September 11, 1997 (the "Pledge Agreement"), pursuant to which the Pledgor has pledged to the Pledgee, as security for the Notes (as defined in the Pledge Agreement), all of the issued and outstanding shares of the Common Stock, $1.00 par value (the "Shares"), of Norland Corporation, a Wisconsin corporation; and

          WHEREAS, the Pledgor purchased the Shares form the Pledgee pursuant to a Stock Purchase Agreement dated as of February 26, 1997, as amended prior to the date hereof (as so amended, the "Stock Purchase Agreement"); and

          WHEREAS, the Stock Purchase Agreement is being further amended by an Amendment dated as of the date hereof (the "December 1998 Amendment") to, among other things, reduce the purchase price paid by the Pledgor for the Shares; and

          WHEREAS, the Pledgor and the Pledgee desire to amend the Pledge Agreement to the extent set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Pledgee hereby agree as follows:

          1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Pledge Agreement.

          2. Pursuant to the Stock Purchase Agreement, (a) the Pledgor issued to the Pledgee the $16,250,000 Purchase Note as part of the purchase price for the Shares and (b) the Pledgor would have been obligated, under certain circumstances, to issue an additional Note in a principal amount up to $2,500,000. The Purchase Note and the Additional Note are referred to collectively in the Pledge Agreement as the Notes. The Pledgor did not become obligated to issue an Additional Note to the Pledgee, and, pursuant to the December 1998 Amendment, the principal amount of the Purchase Note (after giving effect to the conversion of a portion of the principal amount into 7,000,000 shares of the Pledgor's Common Stock) is being reduced to $5,560,000. A copy of the amended Purchase Note (the "Amended Note") is attached as EXHIBIT A to the December 1998 Amendment.

          3. The Pledgor and the Pledgee hereby agree that from and after the date hereof, the term "Notes", as used in the Pledge Agreement, shall refer to the Amended Note.

          4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          5. Except as specifically amended herein, the terms and provisions of the Pledge Agreement are in all respects ratified and confirmed.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.


                                   NORLAND MEDICAL SYSTEMS, INC.



                                   By:
                                      -----------------------------------
                                      Name:  Kurt W. Streams
                                      Title: Vice President, Finance


                                   NORLAND MEDICAL SYSTEMS B.V.



                                   By:
                                      -----------------------------------
                                      Name:  Reynald G. Bonmati
                                      Title: Managing Director